COWEN APPOINTS MARGARET POSTER AS NEW INDEPENDENT BOARD DIRECTOR

NEW YORK – April 24, 2019 - Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) is pleased to announce that Margaret Poster has been appointed to its Board of Directors, effective April 23, 2019. The appointment will increase the size of Cowen’s Board to 10 members. She will be a member of the Company’s Audit Committee.

“Margaret is an accomplished business leader who brings a wealth of operating, public accounting and governance experience,” said Jeffrey M. Solomon, Chief Executive Officer. “She joins Cowen at an exciting time. We look forward to her perspectives and counsel as we execute our strategy, drive profitability and enhance value for shareholders.”

Ms. Poster joins the Board of Directors of Cowen with comprehensive operating and public accounting experience. From 1991 through 2018, Ms. Poster was the Chief Operating Officer of Willkie Farr & Gallagher LLP. Ms. Poster previously served as President of Workbench, Inc., Chief Financial Officer of Barnes & Noble Bookstores Inc. and Chief Financial Officer of the Jewelry & Sporting Good Division at W.R. Grace & Co. Ms. Poster began her career as an auditor at PricewaterhouseCoopers LLP. Ms. Poster is a certified public accountant and earned her MBA from Harvard Business School and a BA from the University of Vermont.

Throughout Ms. Poster’s career, she has fostered a culture of innovation, collaboration, diversity and inclusion. She continues to do so through her work with the youth civics education non-profit, Generation Citizen, where Ms. Poster is a Director and serves as the Chair of the Finance Committee and has served as a member of the Executive Committee and the Strategic Planning Committee.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The

Company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Media Contacts:

Cowen
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

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